Exhibit 99.1

Affymetrix Announces Update Regarding Stock Option Grants

August 9, 2006. Affymetrix, Inc. (Nasdaq: AFFX) announced that as a result of its previously announced internal review into historical stock option granting practices it will restate its financial statements for certain options granted between 1997 and 1999. The review identified certain documentation lapses but did not find any pattern or practice of inappropriately identifying grant dates with hindsight in order to provide “discounted” or “in-the-money” grants.

The restatement is currently expected to reflect additional non-cash compensation expense from 1997 to 2003, the vesting period of the options. The restatement is also expected to reflect a tax benefit arising from this stock compensation expense. This tax benefit will be recorded in 2005, the year in which the company reduced its valuation allowance for certain deferred tax assets. The result will be to increase the company’s previously reported net losses from 1997 to 2002, reduce previously reported net income for 2003, and increase its previously reported net income in 2005.

Affymetrix expects to file restated financial statements for the affected periods with the Securities and Exchange Commission during the current quarter. The company has filed a Form 12b-25 with the SEC indicating that its Form 10-Q for the quarter ended June 30, 2006 will not be filed on schedule. As a result of the restatement, the financial statements contained in the Company’s Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006 should no longer be relied upon.

About Affymetrix

Affymetrix scientists invented the world’s first high-density microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip® technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,400 systems have been installed around the world and nearly 4,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyzing the relationship between genetics and health. Affymetrix is headquartered in Santa Clara, Calif., with manufacturing facilities in Sacramento, Calif., and Bedford, Mass. The Company maintains important sales and marketing operations in Europe and Asia and has about 1,100 employees worldwide. For more information about Affymetrix, please visit the Company’s website at www.affymetrix.com.

All statements in this press release that are not historical are "forward-looking statements" under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the risk that further review of the Company’s financial reporting for prior periods will require further restatement, and the other risk factors discussed in Affymetrix' Form 10-K for the year ended December 31, 2005 and other SEC reports, including its Form 10-Q reports for subsequent periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations or any change in events, conditions, or circumstances on which any such statements are based.